EXHIBIT 99.1

News

MGE Energy Reports First-Quarter 2025 Earnings

Madison, Wis., May 07, 2025—MGE Energy, Inc. (Nasdaq: MGEE), today reported financial results for the first quarter of 2025.

MGE Energy's GAAP (Generally Accepted Accounting Principles) earnings for the first quarter of 2025 were $41.6 million, or $1.14 per share, compared to $33.8 million, or $0.93 per share, for the same period in the prior year. Rate base investment growth and weather impacts drove our first-quarter results.

MGE continues to invest in new, cost-effective renewable generation, which is helping to fuel the company's asset growth. An increase in electric investments included in rate base contributed to increased electric earnings for 2025. Darien solar project in Rock and Walworth counties became operational in March 2025, serving MGE electric customers with cost-effective, carbon-free energy. MGE owns 25 MW of solar capacity from the Darien Solar Project.

Gas retail sales saw a significant increase of 19% in the first quarter of 2025, while electric retail sales rose by 3%. These changes occurred against a backdrop of relatively normal weather in the first quarter of 2025, compared to the milder conditions observed in the first quarter of 2024.

MGE Energy, Inc.

(In thousands, except per-share amounts)

(Unaudited)

Three Months Ended March 31,	2025	2024
Operating revenues	$218,970	$191,336
Operating income	$52,865	$40,745
Net income	$41,592	$33,814
Earnings per share - basic	$1.14	$0.93
Earnings per share - diluted	$1.14	$0.93
Weighted average shares outstanding - basic	36,511	36,171
Weighted average shares outstanding - diluted	36,539	36,189

About MGE Energy

MGE Energy is a public utility holding company. Its principal subsidiary, Madison Gas and Electric, generates and distributes electricity to 167,000 customers in Dane County, Wis., and purchases and distributes natural gas to 178,000 customers in seven south-central and western Wisconsin counties. MGE's roots in the Madison area date back more than 150 years.

Forward-looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Such forward-looking statements are based on MGE Energy's current expectations, estimates and assumptions regarding future events, which are inherently uncertain. We caution you not to place undue reliance on any forward-looking statements, which are made as of the date of this press release. We undertake no obligation to revise or update publicly any such forward-looking statements to reflect any change in expectations or in events, conditions or circumstances on which any such statements may be based. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to our business in general, please refer to the “Risk Factors” sections in our Annual Report on Form 10-K for the year ended December 31, 2024, filed with the Securities and Exchange Commission.

Contact:	Steve B. Schultz Media Relations 608-252-7219 | sbschultz@mge.com Ken Frassetto Investor Relations 608-252-4723 | kfrassetto@mge.com